EXHIBIT 99.1

LACP
46269 SD Hwy. 34
Wentworth, SD 57075

1-605 483-2676

1-888-539-2676

www.dakotaethanol.com

Alan May

Membership Coordinator

May 2004

amay@dakotaethanol.com

Office hours 8:00 am to 5:00 pm

Dumping hours 7:30 am to 4:30 pm

Monday —Friday

Disbursement

Enclosed please find a check representing a distribution to all Lake Area Corn Processors, LLC members of record as of May 1, 2004. This disbursement was calculated at $.05 per share. Total disbursement for this distribution to members was $1,481,000.00 and brings the total distribution to all LACP members since the beginning to $13,180,900! To date, original stockholders have received $1.78 per share or approximately 89% of the original $2.00 per share! We would certainly hope that you are pleased with your investment in LACP and would remind you that there are existing capital units for sale every trimester and are still a very good investment based upon return on investment. If you are interested in purchasing capital units, please contact us. The deadline to purchase this trimester is June 30, 2004. We certainly want to thank you for your confidence and investment in Dakota Ethanol, Lake Area Corn Processors, and The Broin Companies.